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EXHIBIT 10.1

Strictly Private & Confidential

January 9, 2006

Mr. Eryk Spytek
******
******

Dear Eryk,

RE:	Senior Vice President and General Counsel

I am pleased to confirm the offer of employment to you at SIRVA. The details of the offer are as follows:

Position:    Senior Vice President and General Counsel reporting to me. This position will be banded as a Senior VP 20.

Salary:    $245,000 per year, payable in bi-weekly installments. The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the "at will" status of your employment.

Start Date:    February 13, 2006

Paid Time Off:    You will be entitled to 4 weeks of paid time off.

Annual Bonus:    You will be eligible to participate in SIRVA's Management Incentive Program in 2006, which has an annual bonus potential of 75% of your base salary, subject to the terms of the program.

Stock Options:    Subject to the approval of the Compensation Committee of the Board, and applicable law, rules and regulations to which SIRVA is subject, you will be granted an option to purchase 30,000 shares of SIRVA's common stock as soon as reasonably practicable following the start of your employment with the company.     The Option shall be issued in accordance with the SIRVA, Inc. Omnibus Stock Incentive Plan (as amended from time to time, the "Plan"), which will be evidenced by a stock option agreement entered into by yourself and SIRVA. The Option will be subject to a four-year vesting period from the grant date and will expire 7 years from the grant date.

Executive Benefits:
Company Car Allowance:	$12,000 annually
Financial Planning:	AYCO package
Executive Physical:	$1,500 annually

Severance:    In the event that your employment is terminated by SIRVA without cause (as defined below), in addition to any amounts otherwise payable to you through your last day of employment, SIRVA will pay to you, as severance, the following additional amounts: (i) a pro rata portion of your bonus, based on the bonus criteria SIRVA applies to bonus awards at that time, and (ii) continued payments of your base salary and health benefits until the earlier of one year after termination of your employment with SIRVA or until you obtain new employment with a base salary equal to or greater than eighty percent (80%) of the annual base salary payable to you under this letter agreement. Payment of the severance described in this paragraph would be subject to your execution of a general release and standard provisions affirming your obligations under your Confidentiality, Proprietary Rights & Non-Solicitation Agreement ("Confidentiality Agreement").

The term "without cause" means a termination of your employment by SIRVA for reasons other than (i) the continued failure to complete your assigned duties and responsibilities in a professional and businesslike manner and in accordance with SIRVA's Code of Business Conduct and related policies and fiduciary duties; (ii) serious misconduct connected with work or that is reasonably expected to result in material injury to SIRVA, Inc. or any of its affiliates, (iii) conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony; or (iv) the willful or material breach of any of your obligations under the Confidentiality Agreement or under any other written agreement or covenant with SIRVA.

Change of Control:    In the event your employment is terminated without cause, as defined above, within two years following a "change of control", you shall be entitled to receive a payment equal to one time your annual base salary. In addition, you shall also receive a pro rata bonus for the year in which your termination occurs based on the criteria SIRVA applies to bonus awards at that time. "Change of Control" shall have the same meaning as set forth in the SIRVA, Inc. Omnibus Stock Incentive Plan.

Benefits:    You will be entitled to participate in all health, welfare and other benefits available to other associates of the company. Those benefits are described in the enclosed Benefits at a Glance.

Additional Terms:

This offer is contingent upon:

a)
Your not being subject to any contract that would be violated by your employment with SIRVA.

b)
Your successful completion of a drug/alcohol screening prior to your start date.

c)
Satisfactory pre-employment criminal background screening and employment verification.

d)
Signing our Confidentiality Agreement, a copy of which is enclosed, on or before your first day of employment.

I have enclosed a copy of this offer letter for your records. Please execute the original as indicated below and return it to me in the enclosed envelope.

On behalf of the Senior Leadership team, I would like to welcome you to SIRVA. We are very excited about your joining our company and look forward to working with you. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Brian P. Kelley

Brian Kelley
President & CEO, SIRVA

Enclosures: 1 copy offer letter, Benefits at a Glance 2006, Omnibus Stock Incentive Plan summary, Confidentiality and Non-Solicitation Agreement

Accepted and Agreed to this 23rd day of January, 2006

/s/ ERYK J. SPYTEK Eryk Spytek

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  EXHIBIT 10.1